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                                  EXHIBIT 21.1

        Subsidiaries of Pentacon, Inc.          Jurisdiction of Incorporation
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Pentacon International Sales, Inc.         Virgin Islands
Pentacon Aerospace Group, Inc.             Nevada
JIT Holdings, Inc.                         Texas
Pentacon Delaware, Inc.                    Delaware
Pentacon Industrial Group, Inc.            Nevada
Pentacon Mexico, S.A. de C.V.              Mexico
Pentacon Canada Corporation                Nova Scotia
Pentacon Europe Limited                    UK

             Limited Partnerships
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Pentacon Properties, L.P. (TX L.P.)
Pentacon USA, L.P. (TX L.P.)